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EXHIBIT 11.  Earnings per share computation.


                                                YEAR ENDED JUNE 30,
                                        (in thousands except per share data)

                                           1996          1995          1994
Reported income before accounting
 change (primary)                         $106,800      $ 87,000      $69,285
Add: Convertible debentures
 interest expense, net of tax                    0             0        1,211
                                          --------      --------      -------

Net income before accounting
 change (fully diluted)                   $106,800      $ 87,000      $70,496
                                          ========      ========      =======

Reported net income (primary)             $106,800      $ 87,000      $72,285
                                          --------      --------      -------

Add: Convertible debentures interest
 expense, net of tax                             0             0        1,211
                                          --------      --------      -------

Net income after accounting change,
 (fully diluted)                          $106,800      $ 87,000      $73,496
                                          ========      ========      =======

Weighted average shares
 outstanding (primary)                      95,477        94,903       92,061
Shares issuable upon
 conversion of all debentures                    0             0        3,859
                                          --------      --------      -------

Weighted average shares
 outstanding (fully diluted)                95,477        94,903       95,920
                                          ========      ========      =======

Net Income per share before accounting
 change:
   Primary                               $    1.12        $  .92      $   .75
   Fully diluted                              1.12           .92          .74

Net Income per share:
   Primary                               $    1.12        $  .92      $   .78
   Fully diluted                              1.12           .92          .77
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